CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-124372 on Form N-1A of our report dated December 29, 2010, relating to the financial statements and financial highlights of BlackRock Global Dynamic Equity Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey February 25, 2011